UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 19, 2021

VERRA MOBILITY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-37979	81-3563824
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1150 N. Alma School Road Mesa, Arizona (Address of principal executive offices)	85201 (Zip Code)

(480) 443-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading symbol)	(Name of each exchange on which registered)
Class A common stock, par value $0.0001 per share	VRRM	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

☐   Emerging growth company

☐   If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement

On March 19, 2021, VM Consolidated Inc., a Delaware corporation (“Consolidated”) and wholly-owned indirect subsidiary of Verra Mobility Corporation (the “Company”), entered into a purchase agreement (the “Purchase Agreement”), by and among Consolidated, the Guarantors named therein, and BofA Securities, Inc., acting as representative of the several initial purchasers named in Schedule A thereto (the “Initial Purchasers”), relating to the issuance and sale of $350 million aggregate principal amount of Consolidated’s senior notes due 2029 (the “Notes”), in a private offering to individuals reasonably believed to be “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain persons outside the United States in reliance on Regulation S under the Securities Act.  The offering is expected to close on or about March 26, 2021, subject to the satisfaction of customary closing conditions (the “Settlement Date”).

The Notes will bear interest at a rate of 5.50% per year.  Interest will be payable semi-annually in arrears on April 15 and October 15 of each year, commencing October 15, 2021, and will accrue from the Settlement Date.  The Notes will mature on April 15, 2029.

The Company estimates that after deducting fees and expenses payable by the Company, the net proceeds from the issuance and sale of the Notes will be approximately $340 million (the “Net Proceeds”). The Company intends to use the Net Proceeds, together with cash on hand and the proceeds of term loans expected to be incurred pursuant to an amendment and restatement agreement no. 1, which will amend its First Lien Term Credit Agreement dated as of March 1, 2018, as amended, (i) to refinance all of its outstanding term loans, together with all accrued and unpaid interest, incurred pursuant to that certain First Lien Term Credit Agreement dated as of March 1, 2018, as amended (the “Refinancing”), (ii) to pay (if the transaction is consummated) approximately $113 million of cash purchase consideration for its previously announced proposed acquisition of Redflex Holdings Limited, (iii) to pay fees and expenses in connection with the Refinancing and offering of the Notes and (iv) for general corporate purposes.

The Purchase Agreement contains customary representations, warranties and agreements by Consolidated.  In addition, Consolidated has agreed to indemnify the Initial Purchasers against certain liabilities, as more particularly described in Section 8(a) of the Purchase Agreement.

The foregoing summary of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement. A copy of the Purchase Agreement is being filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

On March 19, 2021 the Company issued a press release announcing the pricing of the Notes. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit Number	Description of Exhibits
1.1

Purchase Agreement, dated March 19, 2021, by and among VM Consolidated, Inc., the Guarantors named therein, and BofA Securities, Inc., as representative of the several initial purchasers named in Schedule A thereto.

99.1	Press Release, dated March 19, 2021, issued by Verra Mobility Corporation.
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 19, 2021	Verra Mobility Corporation

	By:	/s/ Patricia Chiodo
	Name:	Patricia Chiodo
	Title:	Chief Financial Officer

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